Exhibit 10.5

August 6, 2008

Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart, Suite 2024

Chicago, Illinois 60654

Attention:	Mr. William J. Davis
Chief Financial Officer

Re: Amended	Credit Facility

Ladies and Gentlemen:

Allscripts Healthcare Solutions, Inc. (“Allscripts”) has requested that JPMorgan Chase Bank, National Association (“JPMCB”) agree to act as administrative agent and that J.P. Morgan Securities Inc. (“JPMorgan”) agree to act as sole lead arranger and sole book manager with respect to an amendment and restatement of your existing credit facility dated as of December 31, 2007 (the “Existing Credit Facility”) with JPMCB and JPMorgan. You have requested the amendment and restatement of the Existing Credit Facility in connection with that certain Agreement and Plan of Merger dated as of March 17, 2008 (the “Merger Agreement”) between Allscripts, Patriot Merger Company, LLC, a wholly-owned subsidiary of Allscripts (“Patriot”), Misys plc (“Misys”), and Misys Healthcare Systems, LLC, a wholly-owned subsidiary of Misys (“MHS”), pursuant to which the following transactions (collectively, the “Acquisition”) are contemplated: (i) Patriot will merge with and into MHS, with MHS surviving as a wholly-owned subsidiary of Allscripts, and with Misys or one of its subsidiaries receiving shares of Allscripts common stock in consideration thereof which, when taken together with the shares to be issued pursuant to clause (ii) of this sentence, will result in Misys or such subsidiary owning 54.5% of Allscripts’ post-transaction fully-diluted number of shares of common stock and (ii) Misys or one of its subsidiaries will purchase either, at Misys’ election, 18,957,142 shares of Allscripts common stock for $331,750,000 or 18,857,142 shares of Allscripts common stock for $330,000,000. In connection with the Acquisition and pursuant to the terms of Section 3.3 of the Merger Agreement, Allscripts will pay a special cash dividend (the “Special Cash Dividend”) of between approximately $4.84 per share (assuming that, prior to the record date for such special cash dividend, all holders of its convertible debentures exercise their conversion right and all in-the-money options are exercised), or approximately $5.68 per share (assuming that prior to the record date for such special cash dividend, no convertible debenture holders exercise their conversion right, and no in-the-money options are exercised), such special cash dividend to be payable on the fifth business day following the closing date of the Acquisition to holders of record of Allscripts common stock (other than Misys and its affiliates) as of the close of business on the business day prior to such closing date.

You have requested that the Existing Credit Facility be amended and restated (as so amended and restated, the “Amended Credit Facility”) to consist of (a) a revolving credit facility in an amount of $75 million, and (b) a backstop facility of up to $50 million. The existing Borrowers under the Existing Credit Facility will remain as Borrowers under the Amended Credit Facility, and, upon completion of the Acquisition, MHS will join the Amended Credit Facility as an additional Borrower thereunder.

JPMCB is pleased offer its commitment to lend the entire amount of the Amended Credit Facility, upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”) and in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (including the Rate Rider attached thereto, the “Summary of Terms”). Further, JPMCB is pleased to advise you of its willingness to be the sole administrative agent (in such capacity, the “Administrative Agent”) for the Amended Credit Facility, and JPMorgan is pleased to advise you of its willingness in connection with the foregoing commitment to serve as sole lead arranger and sole book manager (in such capacities, the “Lead Arranger”) in connection with the structuring and arranging of the Amended Credit Facility and any syndication thereof to financial institutions reasonably acceptable to you (collectively, the “Lenders”). No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without the prior written approval of Allscripts, JPMCB and JPMorgan.

The commitment of JPMCB hereunder and the undertaking of JPMorgan to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to JPMCB and JPMorgan: (a) the negotiation, execution and delivery on or before the Commitment Termination Date (as hereinafter defined) of loan documentation satisfactory in all reasonable respects to JPMCB and its counsel consistent with the Summary of Terms, and (b) the other conditions set forth in the Summary of Terms.

You represent, warrant and covenant that all information which has been or is hereafter made available to JPMCB or JPMorgan by you or any of your representatives in connection with any aspect of the transactions contemplated hereby, as and when furnished, is and will be, taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading. You agree to use commercially reasonable efforts to furnish us with further and supplemental information from time to time until the closing date under the Amended Credit Facility so that each representation, warranty and covenant in the immediately preceding sentence is correct on the closing date as if the information were being furnished, and such representation, warranty and covenant were being made, on such date. In issuing this commitment, JPMCB and JPMorgan are and will be using and relying on the information you have provided or will hereafter provide without independent verification thereof.

By executing this Commitment Letter, you agree to reimburse JPMCB and JPMorgan from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of one outside counsel firm to

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JPMCB and JPMorgan, and (b) due diligence expenses) incurred in connection with the Amended Credit Facility, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.

You agree to indemnify and hold harmless JPMCB and JPMorgan and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction or (b) the Amended Credit Facility and any other financings or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction. (For the avoidance of doubt, any indemnification or exculpation undertakings between JPMorgan Cazenove on one hand and Misys plc on the other hand regarding the Acquisition shall be governed by the agreements between such parties rather than the terms of this paragraph.)

This Commitment Letter is confidential and, except for disclosure hereof on a confidential basis to your and our respective accountants, attorneys and other professional advisors retained by you or us in connection with the Amended Credit Facility or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without the prior written consent of the other party; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not any information regarding fees set forth on the accompanying Fee Letter, after your acceptance of this Commitment Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. This Commitment Letter (including the Summary of Terms and the

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accompanying Fee Letter) may also be disclosed on a confidential basis to Misys, MHS or its accountants, attorneys and representatives in connection with the Acquisition. JPMCB and JPMorgan hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow JPMCB or JPMorgan, as applicable, to identify you in accordance with the Act.

You acknowledge that JPMCB and JPMorgan or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. JPMCB and JPM agree that they will not furnish confidential information obtained from you to any person, except as otherwise expressly agreed by you, and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information. JPMCB and JPMorgan further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer, except as expressly agreed by such customer. In connection with the services and transactions contemplated hereby, you agree that JPMCB and JPMorgan are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of JPMCB, JPMorgan or any of such affiliates. Further, you acknowledge and agree that, notwithstanding anything to the contrary in this letter, JPMCB and JPMorgan shall be entitled to disclose this Commitment Letter (and the Summary of Terms and the accompanying Fee Letter) and any other information (a) to the extent requested by any regulatory authority, (b) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (c) to its and its affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent necessary in connection with the Amended Credit Facility, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating hereto, (e) in connection with any syndication or proposed syndication or assignment or participation of any of the loans contemplated hereby, to any assignee of or participant in, or any prospective assignee of or participant in, any of such loans, and (f) to the extent such information (i) becomes publicly available other than as a result of a breach of this letter or (ii) is or becomes available to such party on a nonconfidential basis from a source other than Allscripts. JPMCB and JPMorgan shall be deemed to have maintained the confidentiality of information if such parties shall have exercised the same degree of care to maintain the confidentiality of such information as such parties would accord to their own confidential information.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree that: (a) (i) the arranging and other services described herein regarding the Amended Credit Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and JPMCB and JPMorgan, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) JPMCB and JPMorgan each has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or

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fiduciary for you, any of your affiliates or any other person or entity and (ii) neither JPMCB nor JPMorgan has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) JPMCB and JPMorgan and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and JPMCB and JPMorgan have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against JPMCB and JPMorgan with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Amended Credit Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of JPMCB or JPMorgan hereunder.

This Commitment Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the Summary of Terms) shall be governed by, and construed in accordance with, the laws of the State of Illinois. Each party consents to the nonexclusive jurisdiction and venue of the state or federal courts located in the City of Chicago. Each of Allscripts, JPMCB and JPMorgan hereby irrevocably waives (a) any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the transactions contemplated hereby or the actions of JPMCB and JPMorgan in the negotiation, performance or enforcement hereof, and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of Chicago. The commitments and undertakings of JPMCB and JPMorgan may be terminated by us if you fail to pay any amounts when due under the terms of this Commitment Letter or fail to perform in any material respect any other of your obligations under this Commitment Letter on a timely basis.

This Commitment Letter (including the Summary of Terms and the accompanying Fee Letter) embodies the entire agreement and understanding among JPMCB, JPMorgan, you and your affiliates with respect to the Amended Credit Facility and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitment of JPMCB and the undertaking of JPMorgan hereunder are not limited to those set forth herein or in the Summary of Terms; such matters that are not covered or made clear herein or in the Summary of Terms are subject to mutual agreement of the parties. No party has been authorized by JPMCB or JPMorgan to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by Allscripts without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

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This Commitment Letter and all commitments and undertakings of JPMCB and JPMorgan hereunder will expire at 5:00 p.m. (Chicago, Illinois time) on August 11, 2008, unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission) together with payment of any fees due upon your acceptance of this Commitment Letter, whereupon this Commitment Letter (including the Summary of Terms and the accompanying Fee Letter) (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of JPMCB and JPMorgan hereunder will expire on Commitment Termination Date (as hereinafter defined) unless definitive documentation for the Amended Credit Facility is executed and delivered prior to such date. As used herein, “Commitment Termination Date” means October 31, 2008; provided, that if the parties to the Merger Agreement agree in writing to extend the Outside Date (as defined in the Merger Agreement) beyond October 31, 2008 in connection with, or as a result in delays in, obtaining any consents, clearances or approvals required under applicable laws, then Allscripts may by written notice delivered to JPMCB and JPMorgan on or prior to October 31, 2008 (including a copy of the written agreement by which the Outside Date was extended by the parties to the Merger Agreement) elect to extend the Commitment Termination Date by the amount of such extension, but in no event may the Commitment Termination Date be extended to a date later than December 15, 2008. In consideration of the time and resources that JPMorgan and JPMCB will devote to the Amended Credit Facility, you agree that, until such expiration, you will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing credit facility for Allscripts and its subsidiaries.

THIS WRITTEN AGREEMENT (WHICH INCLUDES THE SUMMARY OF TERMS) REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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JPMCB and JPMorgan are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Carl W. Jordan
Name:	Carl W. Jordan
Title:	Vice President

JPMORGAN SECURITIES, INC.

By:	/s/ James K. McHugh
Name:	James K. McHugh
Title:	Vice President

ACCEPTED AND AGREED TO

AS OF THE DATE WRITTEN BELOW:

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:	/s/ William J. Davis
Name:	William J. Davis
Title:	Chief Financial Officer

Date:	August 6, 2008

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Exhibit A

SUMMARY

TERMS AND CONDITIONS

FOR

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

AMENDED CREDIT FACILITY

This Term Sheet is attached to and delivered in connection with that certain commitment letter dated as of August 6, 2008 (the “Commitment Letter”) from JPMorgan Chase Bank, N.A. (“JPMCB”) and J.P. Morgan Securities Inc. (“JPMorgan”) to Allscripts Healthcare Solutions, Inc. (“Allscripts”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Commitment Letter.

Borrower(s)/Obligor(s):	Allscripts Healthcare Solutions, Inc. (“Allscripts”); Allscripts LLC; A4 Health Systems, Inc.; A4 Realty, LLC; and Extended Care Information Network, Inc. (the existing Borrowers under the Existing Credit Facility referred to below) will be Borrowers under the amended credit facility described herein, and, upon consummation of the Acquisition described herein, Misys Healthcare Systems, LLC shall join the amended credit facility described herein as an additional Borrower (such parties collectively referred to herein as “Borrowers”). (For the avoidance of doubt, neither the direct or indirect shareholders of Allscripts nor the affiliates of such shareholders (other than the Loan Parties described herein) shall have any obligations under the terms set forth herein.)

Guarantors:	Other material domestic subsidiaries not included in Borrowers, to be determined (collectively with the Borrowers, the “Loan Parties”).

Lead Arranger and Sole Bookrunner:	JPMorgan Securities, Inc. (“JPMorgan”)

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB”)

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMCB, arranged by Lead Arranger and, so long as an event of default has not occurred under the terms of the Amended Credit Facility, approved by Allscripts, such approval not to be unreasonably withheld (collectively, the “Lenders”).

Amended Credit Facility:

The amended credit facility (the “Amended Credit Facility”) described herein will be effected by way of amendment and restatement of Allscripts’ existing credit facility with JPMorgan and JPMCB (the “Existing Credit Facility”). The Amended Credit Facility will consist of the following:

(a) a four-year revolving credit facility (the “Revolving Credit Facility”) in the amount of $75 million, available on a revolving basis during the period commencing on the Closing Date and ending on the fourth anniversary thereof, and

(b) a two-year backstop facility (the “Backstop Facility”) in the amount of up to $50 million to be used to fund any repurchases of Allscripts’ 3.50% Convertible Senior Debentures (the “Convertible Senior Debentures”) arising by reason of the occurrence of the Acquisition, as provided in more detail below.

Acquisition Transaction:	The Amended Credit Facility is offered in connection with that certain Agreement and Plan of Merger dated as of March 17, 2008 (the “Merger Agreement”) between Allscripts Healthcare Solutions, Inc. (“Allscripts”), Patriot Merger Company, LLC a wholly-owned subsidiary of Allscripts (“Patriot”), Misys plc (“Misys”), and Misys Healthcare Systems, LLC, a wholly-owned subsidiary of Misys (“MHS”), pursuant to which the following transactions (collectively, the “Acquisition”) are contemplated: (i) Patriot will merge with and into MHS, with MHS surviving as a wholly-owned subsidiary of Allscripts, and with Misys or one of its subsidiaries receiving shares of Allscripts common stock in consideration thereof which, when taken together with the shares to be issued pursuant to clause (ii) of this sentence, will result in Misys or such subsidiary owning 54.5% of Allscripts’ post-transaction fully-diluted number of shares of common stock and (ii) Misys or one of its subsidiaries will purchase either, at Misys’ election, 18,957,142 shares of Allscripts common stock for $331,750,000 or 18,857,142 shares of Allscripts common stock for $330,000,000. In connection with the Acquisition and pursuant to the terms of Section 3.3 of the Merger Agreement, Allscripts will pay a special cash dividend (the “Special Cash Dividend”) of between approximately $4.84 per share (assuming that, prior to the record date for such special cash dividend, all holders of its convertible debentures exercise their conversion right and all in-the-money options are exercised), or approximately $5.68 per share (assuming that prior to the record date for such special cash dividend, no convertible debenture holders exercise their conversion right, and no in-the-money options are exercised), such special cash dividend to be payable on the fifth business day following the closing date of the Acquisition to holders of record of Allscripts common stock (other than Misys and its affiliates) as of the close of business on the business day prior to such closing date.

Purpose:

a. The proceeds of the Revolving Credit Facility shall be used for general corporate needs of Allscripts and its subsidiaries, including, at the option of Allscripts, to fund repurchases of Convertible Senior Debentures as provided in the following paragraph.

b. The proceeds of the Backstop Facility shall be used solely to fund purchases, if any, required to be made by Allscripts of its Convertible Senior Debentures under and in accordance with Section 3.08 of that the Indenture dated as of July 6, 2004 with LaSalle Bank N.A. as trustee (the “Indenture”) by reason of the occurrence of the Acquisition. Allscripts shall be entitled to make a single draw upon the Backstop Facility on the Change of Control Repurchase Date (as defined in the Indenture) in an amount of up to the aggregate Change of Control Repurchase Price (as defined in the Indenture) required to be deposited with the paying agent in accordance with Section 3.10 of the Indenture. The commitment of the Lenders to fund any portion of the Backstop Facility not drawn upon by the close of business on the business day immediately following the Change of Control Repurchase Date shall automatically terminate. Furthermore, notwithstanding anything to the contrary herein, the commitment of the Lenders to fund the Backstop Facility shall in any event terminate as of the date that is one hundred twenty (120) days after the date of the consummation of the Acquisition.

Maturity Date of Revolving Credit Facility:	The Revolving Credit Facility shall remain in effect until the fourth anniversary date of the Closing Date (the “Revolving Loan Maturity Date”), subject to earlier cancellation by the Borrowers as provided herein, and subject to acceleration and termination upon default.

Amortization and Maturity Date of Backstop Facility:	Any principal drawn under the Backstop Facility will be amortized in eight equal payments, commencing with the date that is 90 days after the funding of the Backstop Facility and continuing thereafter on a quarterly basis until the Backstop Loan Maturity Date (as defined below). The final maturity date of the Backstop Facility will be the second anniversary of the date on which the Backstop Facility is funded (the “Backstop Loan Maturity Date”), subject to earlier acceleration upon default.

Closing:	To be determined, but in no event later than the Commitment Termination Date (as defined in the Commitment Letter).

Option to Increase Revolving Credit Facility:	On or subsequent to the Closing Date, Allscripts shall be permitted to, at its option, and subject to customary conditions, request to increase the maximum principal amount of the Revolving Credit Facility by up to $75 million (not to exceed a total of $150 million for the Revolving Credit Facility) by obtaining one or more commitments therefor from one or more Lenders or other entities with the consent of the Administrative Agent (such consent not to be unreasonably withheld), but without the consent of any other Lenders. JPMorgan and JPMCB will assist in these regards, but will have no obligation to provide any increased amount.

Letters of Credit:

A portion of the Revolving Credit Facility not in excess of $5 million shall be available for the issuance of letters of credit (the “Letters of Credit”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above). The Administrative Agent will be the issuing bank (the “Issuing Bank”) for all Letters of Credit. The then effective interest rate margin for LIBOR-based borrowings will be the commission rate for standby letters of credit. Such commission shall be shared ratably among the Lenders under the Revolving Credit Facility and shall be payable quarterly in arrears. Under terms consistent with the Existing Credit Facility, the Issuing Bank will also be entitled to a fronting fee for its own account equal to 1/8 of 1% per annum of the face amount of the Letters of Credit, payable by the applicable account party or applicant.

Drawings under any Letter of Credit shall be reimbursed by the Borrowers (whether with their own funds or with the proceeds of a draw under the Revolving Credit Facility) on terms consistent with the Existing Credit Facility. To the extent that the Borrowers do not so reimburse the Issuing Bank, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank on a pro rata basis.

Borrowing Options:	To include LIBOR, plus the applicable spread, or JPMCB’s Prime Rate.

Interest Rates and Fees:	As set forth on the Rate Rider attached hereto and the Fee Letter dated as of August 6, 2008 and delivered in connection with the Commitment Letter. Interest with respect to JPMCB Prime Rate-based loans shall be payable quarterly and with respect to LIBOR-based loans shall be payable as of the last day of each applicable interest period and in the case of LIBOR–based loans with an interest period of more than three months’ duration, each day prior to the last day of such interest period that occurs at intervals of three months’ duration after the first day of such interest period, in each case in arrears and due within five (5) days of Allscripts’ receipt of the Administrative Agent’s notice regarding the balance due.

Optional Prepayments and Commitment Reductions:	The Borrowers may prepay the Amended Credit Facility in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. Any prepayments of the principal amount of the Amended Credit Facility in part and not in whole shall be applied first ratably to scheduled principal installments under the Backstop Facility. The unutilized portion of the commitments under the Revolving Credit Facility may be irrevocably reduced or terminated by Allscripts in whole or in part without penalty upon five (5) business day’s notice.

Conditions Precedent to Initial Closing:	The closing and the initial extension of credit under the Amended Credit Facility will be subject to satisfaction of the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”) on or before the Commitment Termination Date (as defined in the Commitment Letter):

	(i)	The negotiation, execution and delivery of definitive documentation (including, without limitation, satisfactory legal opinions and other customary closing documents) for the Amended Credit Facility consistent with this Summary of Terms and satisfactory in all reasonable respects to JPMorgan and JPMCB.

	(ii)	There shall not have occurred since the date of the Merger Agreement a material impairment of the ability of any of the Borrowers or other Loan Parties to perform their obligations under any loan documentation proposed in connection with the Amended Credit Facility.

	(iv)	Absence of injunction or temporary restraining order which would prohibit the making of any of the Loans.

(v)	JPMorgan and JPMCB shall have received delivery of any new or updated financial statements, proforma combined financial statements, environmental reports, SEC comments and documents, and other new or updated documents that Allscripts may have received in connection with the Acquisition.

Conditions Precedent to Funding of Backstop Facility	Funding of the Backstop Facility will be subject to satisfaction of the following additional conditions precedent:
(i)

The respective directors and shareholders of Allscripts and Misys shall have approved the Acquisition, and all regulatory and legal requirements for the Acquisition shall have been obtained and all waiting periods and extensions thereof shall have expired or been terminated (and, to the extent any other antitrust or merger control clearances, consents or approvals are required, such clearances, consents and approvals shall have been granted or deemed in accordance with applicable law to have been granted by the relevant authority).

	(ii)	The Acquisition shall have been consummated on the terms set forth in the Merger Agreement without amendment, modification or waiver of the terms thereof (other than amendments, modifications and waivers (i) of which JPMorgan and JPMCB have been notified in writing prior to or as of the consummation of the Acquisition and (ii) which do not individually or in aggregate have a material adverse effect on the interests of the Lenders; provided, that any amendment or modification to the definition of, or waiver in respect of the occurrence of any event constituting a, “Material Adverse Effect” (as such term is defined in the Merger Agreement) with respect to Allscripts or MHS shall be deemed to have a material adverse effect on the interests of the Lenders).

	(iii)	MHS shall have joined the Amended Credit Facility as a Borrower thereunder pursuant to customary joinder documentation, including customary certifications regarding corporate matters and customary legal opinions.

	(iv)	JPMorgan and JPMCB shall have received delivery of any new or updated financial statements, proforma combined financial statements, environmental reports, SEC comments and documents, and other new or updated documents that Allscripts may have received in connection with the Acquisition.

(v) Absence of injunction or temporary restraining order which would prohibit the funding of the Backstop Facility.

Conditions Precedent to All Extensions of Credit:	All extensions of credit will be subject to satisfaction of the following conditions precedent as set forth in the Existing Credit Facility: (i) all of the representations and warranties in the loan documentation shall be true and correct in all material respects as of the date of such extension of credit (except to the extent they relate solely to an earlier date, in which case they shall be true and correct in all material respects as of such date), and (ii) no event of default under the Amended Credit Facility or incipient default shall have occurred and be continuing, or would result from such extension of credit.

Representations and Warranties:	Usual and customary for transactions of this type, including, without limitation, the following, subject to usual and customary carve-outs, qualifiers, limitations and baskets mutually agreeable to all parties: (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified GAAP and statutory financial statements and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect as of the closing date; (vi) no material litigation as of the closing date; (vii) ownership of property; (viii) insurance matters; (ix) environmental matters; (x) tax matters; (xi) ERISA compliance; (xii) identification of subsidiaries and equity interests; (xiii) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xiv) status under Investment Company Act; (xv) accuracy of disclosure; (xvi) compliance with laws; and (xvii) intellectual property; and including in any event, representations and warranties set forth in the Existing Credit Facility.

Covenants:	Usual and customary for transactions of this type, including, without limitation, the following, subject to usual and customary carve-outs, qualifiers, limitations and baskets mutually agreeable to all parties: (i) delivery of GAAP and statutory financial statements, SEC filings, compliance certificates and other information, (ii) notices of default, material litigation, material governmental proceedings or investigations, ERISA and environmental proceedings and material changes in accounting or financial reporting practices; (iii) payment of obligations; (iv) preservation of existence; (v) maintenance of properties and insurance; (vi) compliance with laws; (vii) maintenance of books and records, (viii) inspection rights; (ix) use of proceeds; and (x) limitations on (A) liens, (B) mergers and other fundamental changes solely to the extent such changes may result in a change of control of Borrower, (C) sales and other dispositions of material property or assets (taken as a whole) outside the ordinary course of business (and subject to mutually-agreed carve-outs and limitations) (D) dividends and other distributions outside the ordinary course of business (except for payment of the Special Cash Dividend in connection with the Acquisition, as described in Section 3.3 of the Merger Agreement) or at any time that an Event of Default exists or would reasonably be expected to result from the declaration or making of such payment, (E) material changes in the nature of business, (F) transactions with affiliates (subject to carve-outs for transition services agreements, licenses and other similar agreements between any of the Loan Parties, on one hand, and Misys or any of its affiliates (other than the Borrowers and other Loan Parties), on the other hand, in connection with the Acquisition in form and substance mutually acceptable to the Administrative Agent and the Borrowers, but including in any event prohibitions on any loans, advances and other extensions of credit to, or investments in, or guarantees of, or purchase of assets from Misys or any of its affiliates (other than the Borrowers and other Loan Parties)), (G) burdensome agreements, and (H) use of proceeds; and including in any event, covenants set forth in the Existing Credit Facility. The definitive documentation will include a negative pledge in favor of the Administrative Agent and the Lenders, and will prohibit the granting of a negative pledge in favor of any party other than the Administrative Agent. It will further provide that the Amended Credit Facility will remain pari passu with the Convertible Senior Debentures at all times prior to any conversion thereof.

Financial Covenants:

Leverage: As currently provided in the Existing Credit Facility, Maximum Total Funded Debt / EBITDA of 3.00 to 1.00, calculated quarterly. For purposes of this calculation, any portion of the Convertible Senior Debentures that remain outstanding will be considered debt.

Coverage: As currently provided in the Existing Credit Facility, Minimum EBIT / Interest of 4.00 to 1.00, calculated quarterly.

Events of Default:	Customary events of default will include, but not be limited to, non-payment of amounts when due related to the Amended Credit Facility (principal, and within five business days, interest, fees, etc.); material breach of representations and warranties; default of any covenant after applicable grace period, including cross default under any other debt or financing agreement in excess of an amount to be agreed upon between Allscripts and JPMCB; bankruptcy; ERISA defaults; material judgment in excess of an amount to be agreed upon between Allscripts and JPMCB; and change of control; and including in any event, the events of default set forth in the Existing Credit Facility.

Reporting:

Annual: Audited Annual Report, SEC Form 10-K, Proxy Statement, annual budget / plan of Allscripts and Letter of Compliance to the Administrative Agent within 90 days after each Allscripts fiscal year-end.

Quarterly: Unaudited Quarterly Report, SEC Form 10-Q, Letter of Compliance within 45 days of each Allscripts fiscal quarter end.

Other: Copies of all material announcements and SEC filings when made, and including in any event, reporting requirements set forth in the Existing Credit Facility.

Assignments & Participations:	The Lenders shall be permitted to assign all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, of (a) Allscripts, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an Event of Default has occurred and is continuing, (b) the Administrative Agent, and (c) any Issuing Bank. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5,000,000, unless otherwise agreed by the Borrower and the Administrative Agent.

Voting:	Amendments and waivers with respect to the Amended Credit Facility shall require the approval of Lenders holding more than 50% of the aggregate amount of the loans and unused commitments with respect thereto, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of maturity of any facility, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to modifications to any of the voting percentages.

Yield Protection:	As set forth in the Existing Credit Facility, the Amended Credit Facility will contain provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a LIBOR-based loan on a day other than the last day of an interest period with respect thereto.

Counsel to the Administration Agent:	Locke Lord Bissell & Liddell LLP, Chicago

Counsel to the Borrowers:	Sidley Austin LLP

Governing Law:	State of Illinois

Expenses and Indemnification:

The Borrowers shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Lead Arranger associated with the preparation, execution, delivery and administration of the documentation for the Amended Credit Facility, any syndication of the Amended Credit Facility, and any amendment or waiver with respect to the Amended Credit Facility (including in each case the reasonable fees, disbursements and other charges of one outside counsel firm of the Administrative Agent) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Amended Credit Facility.

Consistent with the terms of the Existing Credit Facility, the Administrative Agent, the Lead Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

RATE RIDER

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

AMENDED CREDIT FACILITY

This Rate Rider is delivered in connection with that certain commitment letter dated as of August 6, 2008 (the “Commitment Letter”) from JPMorgan Chase Bank, N.A. (“JPMCB”) and J.P. Morgan Securities Inc. (“JPMorgan”) to Allscripts Healthcare Solutions, Inc. (“Allscripts”) and attached to the Summary of Terms referred to therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Commitment Letter.

Interest Rates:	Allscripts will be permitted to select interest rates based on JPMCB Prime Rate or LIBOR. Interest rates for both the Revolving Credit Facility and the Backstop Facility will be based upon the Leverage Ratio of Allscripts and determined using the Pricing Grid shown below.

Level	Leverage Ratio (Total Funded Debt / EBITDA)	JPMCB Prime Rate- Based Loans	LIBOR-Based Loans	Facility Fee for Revolving Credit Facility
1	< 1.10 X	Prime Rate	LIBOR + 1.25%	0.175%
2	≥ 1.10 X and < 1.50 X	Prime Rate	LIBOR + 1.375%	0.20%
3	≥ 1.50 X and < 2.00 X	Prime Rate	LIBOR + 1.50%	0.225%
4	≥ 2.00 X and < 2.50 X	Prime Rate	LIBOR + 1.625%	0.25%
5	≥ 2.50 X	Prime Rate	LIBOR + 1.75%	0.30%

LIBOR borrowings will be at fixed rates for the period of time (30, 60, 90 or 180 days) chosen by Allscripts. The interest rate for Prime Rate based borrowings will adjust as applicable changes are announced by JPMCB. The Prime Rate option will facilitate same-day borrowings or principal repayments by Allscripts.

For purposes of calculating Total Funded Debt, the outstanding amount, if any, of Convertible Senior Debentures will be considered debt.